Exhibit 12.1

CrowdCheck Law, LLP

700 12th Street, Suite 700

Washington DC 20005

February 6, 2024

CalTier, Inc.

14269 Danielson St.

Poway, CA 92064

(619) 344-0291

To the Board of Directors:

We are acting as counsel to CalTier, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A (Commission File No. 024-12371), as amended (the “Offering Statement”). The Offering Statement was filed by the Company with the Securities and Exchange Commission in connection with the qualification under the Securities Act of 1933, as amended (the “Act”) of the contemplated sale of up to 480,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock”) of the Company.

In connection with the opinion contained herein, we have examined the Offering Statement, the certificate of incorporation of the Company, the amended and restated bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Non-Voting Common Stock being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the Offering Statement.

Yours truly,

/s/ CrowdCheck Law LLP